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                                                                       Exhibit 5


                        PORTER, WRIGHT, MORRIS & ARTHUR
                              41 South High Street
                              Columbus, Ohio 43215
                                 (614) 227-2096



                                 April 8, 1999


American Eagle Outfitters, Inc.
150 Thorn Hill Drive
Warrendale, Pennsylvania  15086


         Re: Post-Effective Amendment No. 2 to Registration Statement on Form S-8 American Eagle Outfitters, Inc. Profit Sharing and 401(k) Plan (the "401k Plan")

Ladies and Gentlemen:

         We have acted as counsel for American Eagle Outfitters, Inc. (f/k/a Natco Industries, Inc.), a Delaware corporation ("New American Eagle"), in connection with the preparation of Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (Registration No. 33-84796) (the "Registration Statement"), filed by New American Eagle with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to the adoption of the 401k Plan by New American Eagle, pursuant to Rule 414 of the Act, as a successor issuer of American Eagle Outfitters, Inc., a Delaware corporation.

         In connection with this opinion, we have examined such corporate records, documents and other instruments of New American Eagle as we have deemed necessary.

         Based on the foregoing, we are of the opinion that the shares issued under the 401k Plan will, when issued and paid for in accordance with the provisions of the 401k Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the 401k Plan.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,

                                       /s/  Porter, Wright, Morris & Arthur

                                       PORTER, WRIGHT, MORRIS & ARTHUR